EXHIBIT 99.1

Align Technology SVP Chris Puco to Depart in March 2019

SAN JOSE, Calif., Nov. 01, 2018 (GLOBE NEWSWIRE) -- Align Technology, Inc. (Nasdaq: ALGN) today announced that Christopher C. Puco, senior vice president and managing director of the Americas region, has decided to leave the Company to pursue other interests. Starting today, Mr. Puco will transition his responsibilities for the Americas region to Joe Hogan, Align Technology president and CEO, and will continue to work on initiatives under the Invisalign Experience program and help ensure that there is a smooth transition through March 1, 2019. Each of the Americas’ regional leaders, Brad Jergenson, vice president and general manager of the United States; Sian Roberts, vice president and general manager of Canada; and Ritesh Sharma, general manager of Latin America, will report directly to Mr. Hogan. The company has launched an executive search for Mr. Puco’s replacement.

“On behalf of Align’s board and management team, I want to thank Chris for his contributions and dedication to the Company over the past 12 years and wish him the best,” said Joe Hogan, Align Technology president and CEO.

Mr. Puco has been senior vice president of the Americas region since December 2017. He joined Align in 2006 as sales director for the North America Eastern region sales area and has held several leadership positions at the company, including vice president of sales strategy and vice president of the North America sales region.

Brad Jergenson joined Align in August 2018 in the newly created role of vice president and general manager of United States. Mr. Jergenson brings more than 25 years of experience in the healthcare industry working in various leadership roles with a number of companies. He has spent the last 17 years with GE Healthcare where he held a number of positions including GM of Cardiology, VP and GM of Patient Monitoring, VP and GM of Commercial Operations, VP and GM for Commercial Operations for Life Sciences, Chief Marketing Officer and Senior VP of Sales and Marketing. Prior to GE, he worked for Johnson & Johnson and held numerous senior positions including commercial and marketing roles.

Sian Roberts joined Align in February 2017 in the newly created role of vice president and general manager of Canada. Ms. Roberts has a broad range of leadership experience including strategy development and execution in both B2C and B2B markets. She has a passion for innovative technology in the healthcare space and has held several management positions in large global organizations. As the Canadian General Manager for Johnson & Johnson Vision Care (makers of ACUVUE® Brand Contact Lenses), Ms. Roberts led the organization through significant market shifts, growing the business across multiple channels. She also led the successful turnaround of Bausch & Lomb Canada after it was acquired by Valeant Pharmaceuticals. Since joining Align, Ms. Roberts has built out a Canadian commercial organization to localize strategy and investments to accelerate growth in Canada.

Ritesh Sharma was appointed to the then newly created role of general manager for Latin America in February 2017. Mr. Sharma joined Align in November 2011 to be part of the EMEA leadership team and help build EMEA’s marketing and overall EMEA organization. Prior to that, he spent several years in various marketing and sales leadership positions within Philips Healthcare, Medtronic and Johnson & Johnson, based out in Netherlands, Switzerland, Denmark and India. Mr. Sharma brings broad range of experience in commercial execution and building businesses from start-up phase.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligne system in the world, and iTero® intraoral scanners and services. Align’s products help dental professionals achieve the clinical results they expect and deliver effective, cutting-edge dental options to their patients. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about iTero digital scanning system, please visit www.itero.com.

Align Technology	Ethos Communication
Madelyn Homick	Shannon Mangum Henderson
(408) 470-1180	(678) 261-7803
mhomick@aligntech.com	align@ethoscommunication.com